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                                                                    EXHIBIT 23.3




                                                 March 12, 1999




Board of Managers
Hudson City Savings Bank
West 80 Century Road
Paramus, New Jersey  07652

Members of the Board of Managers:

         We hereby consent to the use of our firm's name in the applications for the conversion and holding company formation for Hudson City Savings Bank ("Hudson City") in which Hudson City will become a wholly-owned subsidiary of Hudson City Bancorp, Inc. ("Bancorp"), a federal corporation in organization, and Bancorp will issue a majority of its Common Stock to Hudson City, MHC (the "MHC"), and will sell a minority of its Common Stock to the public. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our statement concerning subscription rights in such filings including the Prospectus of Hudson City Bancorp, Inc.


                                                Respectfully submitted,

                                                RP FINANCIAL, LC.

                                                /s/ Ronald S. Riggins
                                                ------------------------

                                                Ronald S. Riggins
                                                President and Managing Director